Exhibit 21.1

Subsidiaries of Nicolet Bankshares, Inc.:

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization	Equity Interest Held by Registrant

Nicolet National Bank	National bank organized under the laws of the United States of America	100%
Nicolet Advisory Services, LLC	Wisconsin limited liability company	100%
Nicolet Insurance Services, LLC	Wisconsin limited liability company	100%

In addition to the subsidiaries listed above, the Registrant owns all of the common stock of a) Mid-Wisconsin Statutory Trust I, b) Baylake Capital Trust II, c) First Menasha Bancshares Statutory Trust I, d) First Menasha Bancshares Statutory Trust II, e) County Bancorp Statutory Trust II, f) County Bancorp Statutory Trust III, and g) Fox River Valley Trust I, which represents an approximate 3% equity interest in each trust, with preferred shareholders holding the remaining equity interest in each of the trusts.

Subsidiaries of Nicolet National Bank:

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization	Equity Interest Held by Registrant

Nicolet Investments, Inc.	Nevada corporation	100%
Nicolet Joint Ventures, LLC	Wisconsin limited liability company	100%
NNB Properties, LLC	Wisconsin limited liability company	100%
1st Source Solar 8, LLC	Delaware limited liability company	90%